MIRAGE RESORTS, INCORPORATED

                     1999 CASH BONUS PLAN

   1. Adoption, Name and Effective Date. Mirage Resorts, Incorpor-ated, a Nevada corporation (the "Company"), hereby adopts the Mirage Resorts, Incorporated 1999 Cash Bonus Plan (the "Plan") effective as of February 17, 1999, and first applying with respect to the fiscal year ending December 31, 1999, subject to stockholder approval at the 1999 Annual Meeting of Stockholders as described below.

   2. Purpose. The purpose of the Plan is to provide additional compensation as an incentive to executive officers to attain certain specified performance objectives of the Company and to ensure the continued availability of their full-time or part-time services to the Company and its subsidiary and affiliated corporations. The Plan is also intended to qualify as a "performance-based" plan as described in
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (including proposed, temporary and final regulations promulgated thereunder from time to time, the "Code"), and thereby secure the full deductibility for federal income tax purposes of bonus compensation paid to persons who are "executive officers" of the Company, or who are "covered employees" of the Company or its subsidiary or affiliated corporations under Section 162(m)(3) of the Code.

   3. Administrative Committee. The Plan will be administered by a committee (the "Committee") of the Company's Board of Directors (the "Board"), consisting entirely of two or more persons who are "outside directors" within the meaning of Section 162(m) of the Code. The Committee is hereby vested with full powers of administration, subject only to the provisions set forth herein.

   The Committee shall hold its meetings at such times and places as it may determine, shall keep minutes of its meetings and shall adopt, amend or revoke such rules and procedures as it deems proper for the administration of this Plan; provided, however, that it shall take action only upon the agreement of a majority of the whole Committee. Any action that the Committee takes through a written instrument signed by a majority of its members shall be effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board.

   The Committee shall have the full and final discretion and authority, subject to the provisions of the Plan, to grant awards pursuant to the Plan, to construe and interpret the Plan and to make all other determinations and take all other actions which it deems necessary or appropriate for the proper administration of the Plan. All such interpretations, actions and determinations shall be con-clusively binding for all purposes and upon all persons.

                            EXHIBIT 10.74

   4. Eligibility. For each fiscal year of the Company, the par-ticipants entitled to share in the benefits of the Plan are persons who are "executive officers" of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who are "covered employees" of the Company or its subsidiary or affiliated corporations under Section 162(m)(3) of the Code (collectively, "executives" or "participants"). An executive whose employment or service relationship with the Company is terminated for any reason prior to the end of any fiscal year of the Company will not be entitled to participate in the Plan or receive any benefits with respect to any later fiscal year, unless he or she again becomes eligible to participate in the Plan under the first sentence of this Section 4.

   5.    Determination of Awards; Limitations on Amounts of Awards.

         5.1 Limitations on Amount of Awards. The maximum aggregate amount of bonuses to be awarded for each fiscal year of the Company under the Plan shall be 5% of the excess of the Company's EBDIT for such fiscal year over an amount (the "Floor Amount"), which shall be $450,000,000 for the fiscal year ending December 31, 1999, and for each later fiscal year unless the Committee, in its discretion, sets a different amount before the beginning of a later fiscal year or within the first 90 days of a later fiscal year, in which case such amount shall be the Floor Amount for such later fiscal year and shall remain the Floor Amount for following fiscal years unless and until the Committee, in its discretion, sets a different amount before the beginning of a later fiscal year or within the first 90 days of a later fiscal year. As used in the Plan, the term "EBDIT" means (a) operating income, plus (b) depreciation, amortization and all other non-cash expenses, plus (c) preopening and related promo-tional expenses, in each case determined on a consolidated basis in accordance with generally accepted accounting principles. The maximum award under the Plan for each fiscal year of the Company to any participant shall not exceed the lesser of (i) 50% of such participant's annual base salary in effect on the first day of such fiscal year, or, if such participant becomes eligible to partici-pate in this Plan during such fiscal year, 50% of such partici-pant's annual base salary in effect on the date such participant becomes eligible (the "Applicable Salary"),or (ii) $1,500,000.

         5.2 Determination of Amount of Individual Awards. For each fiscal year of the Company, each participant shall receive an award equal to the maximum aggregate amount of bonuses determined under
   Section 5.1, multiplied by a fraction, the numerator of which shall be the Applicable Salary of such participant, and the denominator of which shall be the aggregate amount of the Applicable Salaries of all participants. The Committee shall not have the discretion to increase, but shall have the discretion to decrease, any award

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
   determined in accordance with the Plan. The reduction in any par-ticipant's award for any fiscal year as a result of the Committee's exercise of such discretion shall not increase the amount of an award to any other participant (through reallocation of unutilized awards or otherwise) with respect to such fiscal year.

   6.    Award Periods; Payment of Awards.

         6.1 Award Periods. All awards shall be made on the basis of the fiscal year of the Company.

         6.2 Committee Certifications. As a condition precedent to the payment of any award, the Committee shall certify, as soon as practicable following the end of the fiscal year of the Company, that the objective performance goal for the award has been satis-fied and that the amount of the award is no greater than that dictated by the computation set forth in Section 5.2, and within the limitations set forth in the last sentence of Section 5.1. The Committee shall make such determination by means of a written resolution of the Committee that is maintained in the minute book of the Company.

         6.3 Payment of Awards. Awards under the Plan will be paid in cash reasonably promptly following the conclusion of each fiscal year of the Company and the certification of the Committee as set forth in Section 6.2. All awards under the Plan will be subject to withholding for applicable employment and income taxes.

         6.4 Termination of Employment. An award that would other-wise be payable to a participant who is not employed by the Company on the last day of a fiscal year shall be prorated based on active service during the fiscal year, or not paid, as follows:

       Termination due to disability - prorated

       Retirement in accordance with the Company's policies - prorated

       Death - prorated

   Voluntary  or involuntary termination other than as specified above
- no payment

   7. Nonassignment. The interest of any participant in the Plan is not assignable either by voluntary or involuntary assignment or operation of law (except that, in the event of death, earned and unpaid amounts shall be payable to the legal successor of a partici-
pant).

   8. Indemnification. No employee, member of the Committee or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalcula-tion unless such error or miscalculation is the result of his or her

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
fraud or deliberate disregard of any provisions of the Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to this Plan against any loss or expense arising therefrom.

   9. Amendment, Suspension or Termination. The Board may from time to time amend, suspend or terminate, in whole or in part, any or all the provisions of this Plan; provided, however, that no such action shall adversely affect the right of any participant with respect to any award of which he or she may have become entitled to payment here-under prior to the effective date of such amendment, suspension or termination. In particular, but without limitation, the Board shall have the authority to amend or modify the Plan from time to time in order to reflect amendments to or regulations promulgated under
Section 162(m) of the Code. Notwithstanding the foregoing, in the event that any amendment or other modification of or to the Plan expands the class of persons eligible to participate as set forth in
Section 4, raises the limits set forth in the last sentence of Section
5.1 or requires stockholder approval in order to continue the compli-ance of the Plan as a "performance-based" plan under Section 162(m) of the Code, such amendment or modification shall be contingent on the receipt of stockholder approval.

   10. Limitations; Participation in Other Plans. This Plan is not to be construed as constituting a contract of employment or for services. Nothing contained herein will affect or impair the Company's right to terminate the employment or other contract for services of a participant hereunder, or entitle a participant to receive any par-ticular level of compensation. The Company's obligation hereunder to make awards merely constitutes the unsecured promise of the Company to make such awards from its general assets, and no participant hereunder will have any interest in, or a lien or prior claim upon, any property of the Company. Nothing herein nor the participation by any partici-pant shall limit the ability of such participant to participate in any other compensatory plan or arrangement of the Company, or to receive a bonus from the Company other than under this Plan.

   11.   Governing Law.   The  terms  of this Plan will be governed by
and construed in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws.

   12. Term. This Plan shall continue in place until the fifth anniversary of the effective date, unless earlier terminated by the Board as provided in Section 9. No awards shall be paid under the Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Plan are disclosed to the Company's stockholders and are approved by the stockholders by a majority of votes cast in person or by proxy.

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